EXHIBIT 16.1

January 23, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Ladies and Gentlemen:

We have read the statements made by QuoteMedia, Inc. included under Item 4.01 of its Current Report on Form 8-K dated January 23, 2023, to be filled with the Securities and Exchange Commission.  We agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ MNP LLP